Exhibits 21.1 List of Subsidiaries of Vestin Realty Mortgage II, Inc.

List of Subsidiaries of the Registrant [Confirm]

MVP PF Ft. Lauderdale, LLC (Nevada)

MVP PF Memphis Court, LLC (Nevada)

MVP PF Memphis Poplar, LLC (Nevada)

MVP PF Kansas City, LLC (Nevada)

MVP PF Baltimore, LLC (Nevada)

MVP PF St. Louis, LLC (Nevada)